EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Rob Bateman, CFO of Fisher Communications, Inc. (206) 404-6776
FISHER COMMUNICATIONS ANNOUNCES FIRST QUARTER 2006 RESULTS
SEATTLE—(BUSINESS WIRE)—April 27, 2006—Fisher Communications, Inc. (Nasdaq: FSCI) today announced its financial results for the quarter ended March 31, 2006. The Company reported net loss of $1.7 million in the first quarter of 2006, compared to net loss of $5.1 million in the first quarter of 2005.
Fisher Communications’ revenue increased 9 percent in the first quarter of 2006 to a total of $33.8 million, as compared to $31.0 million in the first quarter of 2005. “We gained solid revenue and net operating improvements in the first quarter of 2006 – especially in our large-market ABC-affiliated television stations and our Seattle radio stations,” commented Colleen B. Brown, President and CEO of Fisher Communications. “Though the first quarter of the year is generally seasonally lower in the broadcasting industry, we are very encouraged by our first quarter 2006 results and look forward to the remainder of the year.” Television revenue increased $2.0 million, or 10 percent, in the first quarter of 2006, in comparison to the first quarter of 2005; radio revenue increased $0.6 million, or 7 percent, in the same periods. These increases in broadcasting revenue occurred in both local and national revenue categories.
Fisher Plaza revenue increased 13 percent in the first quarter of 2006, primarily as a result of increased occupancy and services fees. The Company recently signed agreements for additional third-party data center customers that increase Fisher Plaza occupancy to 95 percent in the fall of 2006 (after the tenants’ completion of required build-outs).
Cost of services sold in the first quarter of 2006 decreased $0.9 million, or 5 percent, as compared to the first quarter of 2005, due in part to reduced syndicated programming expenses. General and administrative expenses in the first quarter of 2006 decreased $1.3 million, or 13 percent, as compared to the first quarter of 2005, primarily as a result of first-quarter 2005 separation expenses of approximately $1.0 million for the Company’s former chief executive officer, as well as reduced personnel levels in the 2006 period. Depreciation expense decreased in the same quarterly comparative periods due primarily to lower levels of depreciation as certain assets have become fully depreciated.
The Company will hold its annual meeting of shareholders on Thursday, April 27, 2006, at 10:00 AM Pacific Time. The presentations at the annual meeting are expected to include information regarding the Company’s operating results for the quarter ended March 31, 2006; therefore, the Company does not intend to hold a separate quarterly conference call.
The combined annual meeting and first quarter 2006 presentations are being webcast and can be accessed at the investor information page of Fisher Communication’s Web site at www.fsci.com. A replay of the webcast will be available until Thursday, May 4, 2006, and will also be accessible at the Fisher Web site, as is other information about Fisher Communications.
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Fisher Communications, Inc. is a Seattle-based integrated media company. The Company’s nine network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. The Company also owns and operates Fisher Plaza, a facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 31
(in thousands, except per-share amounts) Unaudited	2006	2005

Revenue	$33,828	$30,957
Costs and expenses
Cost of services sold	15,740	16,623
Selling expenses	6,638	5,878
General and administrative expenses	8,623	9,875
Depreciation and amortization	2,582	4,129

	33,583	36,505

Income (loss) from operations	245	(5,548)
Other income, net	898	850
Interest expense	(3,454)	(3,371)

Loss before income taxes	(2,311)	(8,069)
Benefit for federal and state income taxes	(610)	(3,001)

Net loss	$(1,701)	$(5,068)

Net loss per share	$(0.20)	$(0.59)

Weighted average shares outstanding	8,706	8,625

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	December 31
(in thousands) Unaudited	2006	2005

Assets
Current assets	$52,740	$60,253
Marketable securities, at market value	151,201	170,053
Other assets	66,025	65,775
Property, plant and equipment, net	143,667	144,312

Total assets	$413,633	$440,393

Liabilities and stockholders’ equity
Current liabilities	$18,652	$24,691
Long-term debt	150,000	150,000
Deferred income taxes	24,419	31,381
Other liabilities	24,565	24,700

Total liabilities	217,636	230,772

Stockholders’ equity, other than accumulated other comprehensive income	100,823	102,193
Accumulated other comprehensive income, net of income taxes	95,174	107,428

Total stockholders’ equity	195,997	209,621

Total liabilities and stockholders’ equity	$413,633	$440,393